Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-143141 on Form S-3, and Registration Statement No. 333-141673 and No. 333-157105 on Form S-8 of our report dated August 11, 2009, relating to the consolidated and combined financial statements and financial statement schedule of Broadridge Financial Solutions, Inc. and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Broadridge Financial Solutions, Inc. for the year ended June 30, 2009.

/s/ Deloitte & Touche LLP

New York, New York

August 11, 2009